Exhibit 99.1

Q32 Bio Reports Fourth Quarter 2025 Financial Results and Provides Corporate Update

-- Completed enrollment in Part B of SIGNAL-AA Phase 2a clinical trial and increased trial size to 33 patients based on patient demand; 36-week topline data readout expected in mid-2026 --

-- Completed $10.5 million registered direct offering (RDO) --

-- Completed asset sale of Phase 2 complement inhibitor, ADX-097, to Akebia Therapeutics to further enable Company’s strategic focus on advancing bempikibart for alopecia areata (AA) --

-- Cash and cash equivalents of $48.3 million as of December 31, 2025, combined with gross proceeds from RDO and guaranteed near-term milestone payments from ADX-097 asset sale, expected to provide financial runway into Q4’27 --

WALTHAM, Mass.—March 10, 2026 – Q32 Bio Inc. (Nasdaq: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata (AA) and other autoimmune and inflammatory diseases, today reported financial results for the quarter ended December 31, 2025, and provided recent corporate updates.

“In 2025, we executed on our plan to focus on the advancement of bempikibart for the treatment of AA and as we enter 2026, we are poised to deliver 36-week topline results from Part B of SIGNAL-AA by mid-year. We are encouraged by promising pharmacokinetic data and emerging signs of clinical activity,” said Jodie Morrison, Chief Executive Officer of Q32 Bio. “With a strategic focus on the advancement of bempikibart for AA, we completed the asset sale of ADX-097 to Akebia in December 2025 and completed a $10.5 million registered direct offering in February 2026. There remains significant need for safer and more durable therapies in AA, and we believe bempikibart has the potential to transform the treatment paradigm. We look forward to building on the momentum established from our clinical execution throughout 2026.”

Fourth Quarter 2025 and Recent Business Highlights

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Completed enrollment in Part B of the SIGNAL-AA Phase 2a clinical trial and increased the trial size to 33 patients based on patient demand, with 36-week topline data readout expected in mid-2026. The Part B portion of the SIGNAL-AA Phase 2a clinical trial is an open-label clinical trial evaluating bempikibart, a fully human anti-IL-7Rα antibody designed to re-regulate adaptive immune function by blocking IL-7 and TSLP signaling, in 33 patients with severe or very severe AA with a maximum duration of current episode of four years. Patients will be treated with bempikibart for 36 weeks, with follow-up out to 52 weeks. Dosing includes an initial loading regimen of 200mg of bempikibart dosed weekly for four doses, followed by a maintenance dose of 200mg every-other-week over a 32-week period for a total dosing period of 36 weeks. Efficacy will be evaluated on the basis of mean percentage change from baseline in Severity of Alopecia Tool (SALT) scores as well as the proportion of subjects achieving various relative and absolute SALT improvements at week 36, with follow-up through week 52. Emerging signs of clinical activity are being observed in Part B of the trial. In addition, based on preliminary pharmacokinetic data available to date in the Part B portion of SIGNAL-AA, steady state concentration of drug in patients is achieved at least nine weeks earlier as compared to Part A of the clinical trial due to the inclusion of the loading regimen, which may have the potential to induce earlier responsiveness. The trial is intended to support advancement into pivotal trials upon completion, pending review of the results. Q32 Bio expects to report 36-week topline results in mid-2026.

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Part A OLE of the SIGNAL-AA Phase 2a clinical trial is ongoing. Based on the continued emergence of bempikibart data suggesting a remittive effect and durable responses in long-term follow-up from SIGNAL-AA Part A, as well as re-consent rates and strong patient demand for continued dosing, Q32 Bio initiated an OLE in April 2025 for eligible patients that completed Part A to enable longer-term follow-up of patients and remains ongoing.

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Completed $10.5 million registered direct offering (“RDO”). In February 2026, Q32 Bio completed an RDO of 1,666,679 shares of common stock and pre-funded warrants to purchase up to 1,025,654 shares of common stock at an offering price of $3.90 per share of common stock and $3.8999 per pre-funded warrant. The gross proceeds to Q32 Bio from this offering were approximately $10.5 million, before deducting certain offering expenses.

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Sold Phase 2 complement inhibitor, ADX-097, to Akebia Therapeutics (“Akebia”). Akebia has acquired ADX-097 and will be responsible for its future development and commercialization. Under the terms of the agreement, Q32 Bio will receive $12 million in upfront payments and a near-term milestone, which includes $7 million received at signing during the fourth quarter of 2025, $3 million at the 6-month anniversary of signing, and $2 million payable upon the earlier of the achievement of a milestone or the end of 2026. Including these payments, Q32 Bio is eligible to receive up to $592 million upon the achievement of certain development, regulatory and commercial milestones. Q32 Bio is also eligible to receive tiered royalties on potential future sales of ADX-097, ranging from low single-digit to mid-teen percentages.

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Terminated all remaining obligations to Amgen (formerly Horizon). Q32 Bio entered into an amendment to the Termination Agreement with Amgen pursuant to which Q32 Bio made a one-time equity grant to Amgen as full consideration of potential milestone payments owed under such agreement. Q32 Bio now has no remaining obligations to Amgen.

Financial Results

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Cash and cash equivalents were $48.3 million as of December 31, 2025, which excludes proceeds from the February 2026 RDO received after the end of the quarter. Q32 Bio believes its cash and cash equivalents, combined with gross proceeds from the RDO and guaranteed near-term milestone payments from the ADX-097 asset sale, will be sufficient to fund operations into the fourth quarter of 2027, through 36-week topline results of the SIGNAL-AA Part B trial evaluating bempikibart in patients with AA which are expected in mid-2026.

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Research and development expenses were $3.3 million and $19.2 million for the quarter and full year ended December 31, 2025, respectively, compared to $10.5 million and $48.1 million for the quarter and full year ended December 31, 2024, respectively. The decrease in both periods was primarily due to lower bempikibart development costs including clinical and manufacturing expenses, lower ADX-097 program spend due to the discontinuation of the ADX-097 Phase 2 renal basket clinical trial, as well as lower personnel-related costs as compared to the prior year.

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General and administrative expenses were $4.5 million and $17.7 million for the quarter and full year ended December 31, 2025, respectively, compared to $4.0 million and $18.0 million for the quarter and full year ended December 31, 2024, respectively. The increase in expense for the quarter ended December 31, 2025 as compared to the prior year was primarily due to higher personnel-related costs, including stock-based compensation. The decrease in expense for the full year 2025 as compared to 2024 was primarily due to lower personnel-related costs.

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Net income was $57.7 million, or $4.60 basic and $4.58 diluted net income per share, and $29.8 million, or $2.42 basic and diluted net income per share, for the quarter and full year ended December 31, 2025, respectively, compared to net loss of ($14.2) million, or ($1.16) basic and diluted net loss per share, and ($47.7) million, or ($5.12) basic and ($6.58) diluted net loss per share for the quarter and full year ended December 31, 2024, respectively. Net income for the quarter and full year ended December 31, 2025 is primarily driven by the recognition of non-cash collaboration revenue associated with entering into the amended agreement with Amgen as well as the sale of ADX-097 to Akebia in the fourth quarter of 2025.

About Q32 Bio

Q32 Bio is a clinical stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Rα antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

For more information, visit www.Q32Bio.com.

1National Alopecia Areata Foundation

Availability of Other Information About Q32 Bio

Investors and others should note that Q32 Bio communicates with its investors and the public using its website www.Q32Bio.com, including, but not limited to, Q32 Bio's disclosures, investor presentations and FAQs, Securities and Exchange Commission (the "SEC") filings, press releases, public conference call transcripts and webcast transcripts, as well as on X (formerly Twitter) and LinkedIn. The information that Q32 Bio posts on its website or on X or LinkedIn could be deemed to be material information. As a result, Q32 Bio encourages investors, the media and others interested to review the information that it posts there on a regular basis. The contents of Q32 Bio's website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements, including, among others, Q32 Bio's beliefs, observations, expectations and assumptions regarding the plan, purpose and timing of Part B of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its data, the safety, tolerability, clinical activity, durability, potential efficacy and potential benefits of bempikibart including those observed to date in Part B of the SIGNAL-AA Phase 2a clinical trial, Q32 Bio's expectations and assumptions regarding the timing of the Part A OLE of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its completion of dosing and clinical activity, Q32 Bio’s beliefs, observations, expectations and assumptions regarding the sale of ADX-097 and potential for future milestone payments and royalties, the intended use of proceeds from the registered direct offering, and Q32 Bio's beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including statements regarding the sufficiency of its cash and cash equivalents to provide financial runway through clinical milestones and into the fourth quarter of 2027; which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements are based on management's current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio's current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, the risk that ongoing and future clinical studies, including Part B of the SIGNAL-AA Phase 2a clinical trial, may not be completed by mid-2026 or at all, might be more costly than expected or might not yield anticipated results, that Q32 Bio may use its capital resources sooner than currently anticipated, our expectations regarding the sufficiency of our cash and cash equivalents to provide financial runway and that we may need additional funding to complete clinical studies, which may not be available on favorable terms or at all and such other risks and uncertainties identified in Q32 Bio's periodic, current and other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and any subsequent filings with the SEC, which are available at the SEC's website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio's results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio's stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Investors: Brendan Burns

Argot Partners
212.600.1902
Q32Bio@argotpartners.com

Media: David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

Q32 BIO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Collaboration arrangement revenue	$53,737	$—	$53,737	$—
Operating expenses:
Research and development	3,315	10,545	19,156	48,143
General and administrative	4,543	3,981	17,679	17,959
Total operating expenses	7,858	14,526	36,835	66,102
Income (loss) from operations	45,879	(14,526)	16,902	(66,102)
Change in fair value of convertible notes	—	—	—	15,890
Gain on sale of asset	11,737	—	11,737	—
Other income (expense), net	114	358	1,182	4,125
Total other income (expense), net	11,851	358	12,919	20,015
Income (loss) before provision for income taxes and loss from equity method investment	57,730	(14,168)	29,821	(46,087)
Provision for income taxes	—	(21)	—	(21)
Loss from equity method investment	—	—	—	(1,625)
Net income (loss)	$57,730	$(14,189)	$29,821	$(47,733)
Net income (loss) per share—basic	$4.60	$(1.16)	$2.42	$(5.12)
Net income (loss) per share—diluted	$4.58	$(1.16)	$2.42	$(6.58)
Weighted-average common shares—basic	12,563,144	12,180,704	12,300,568	9,320,884
Weighted-average common shares—diluted	12,592,543	12,180,704	12,314,796	9,657,696

Q32 BIO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2025	2024
Assets
Cash and cash equivalents	$48,297	$77,965
Equity investment	—	2,600
Right-of-use asset, operating leases	5,100	5,722
Restricted cash and restricted cash equivalents	647	647
Other assets	7,732	5,398
Total assets	$61,776	$92,332
Liabilitie and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$5,111	$10,468
CVR liability	—	2,900
Lease liability, net of current portion	4,943	5,636
Venture debt	9,708	12,653
Other noncurrent liabilities	—	55,000
Total stockholders’ equity	42,014	5,675
Total liabilities and stockholders’ equity	$61,776	$92,332